Exhibit 21.1
Table of Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
H&E Finance Corp.	DE
GNE Investments, Inc.	WA
Great Northern Equipment, Inc.	MT
H&E California Holding, LLC	CA
H&E Equipment Services (California), LLC	DE